Filed Pursuant to Rule 424(b)(5)
Registration No. 333-293583

PROSPECTUS SUPPLEMENT

(To prospectus dated February 19, 2026)

$2,100,000,000

Vertiv Holdings Co

$600,000,000 4.850% Senior Notes due 2036

$500,000,000 5.650% Senior Notes due 2046

$500,000,000 5.800% Senior Notes due 2056

$500,000,000 5.950% Senior Notes due 2066

We are offering $600,000,000 aggregate principal amount of our 4.850% Senior Notes due 2036 (the “2036 notes”), $500,000,000 aggregate principal amount of our 5.650% Senior Notes due 2046 (the “2046 notes”), $500,000,000 aggregate principal amount of our 5.800% Senior Notes due 2056 (the “2056 notes”) and $500,000,000 aggregate principal amount of our 5.950% Senior Notes due 2066 (the “2066 notes” and, together with the 2036 notes, the 2046 notes and the 2056 notes, the “notes”). The 2036 notes will mature on March 15, 2036, the 2046 notes will mature on March 15, 2046, the 2056 notes will mature on March 15, 2056 and the 2066 notes will mature on March 15, 2066.

The 2036 notes will bear interest at a rate of 4.850% per year, the 2046 notes will bear interest at a rate of 5.650% per year, the 2056 notes will bear interest at a rate of 5.800% per year and the 2066 notes will bear interest at a rate of 5.950% per year. The notes will pay interest semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026.

We may redeem some or all of the notes at any time and from time to time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption.” If we experience a “Change of Control Repurchase Event” with respect to a series of notes, unless we have exercised our right to redeem such notes, we will be required to offer to repurchase such notes from the holders thereof. See “Description of Notes—Change of Control Repurchase Event.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents we file with the Securities and Exchange Commission (the “SEC”).

Neither the SEC, nor any state securities commission, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2036 Note	Total	Per 2046 Note	Total	Per 2056 Note	Total	Per 2066 Note	Total
Public Offering Price(1)	99.770%	$598,620,000	99.558%	$497,790,000	99.955%	$499,775,000	99.951%	$499,755,000
Underwriting Discount	0.650%	$3,900,000	0.750%	$3,750,000	0.875%	$4,375,000	0.875%	$4,375,000
Proceeds, before expenses, to Vertiv	99.120%	$594,720,000	98.808%	$494,040,000	99.080%	$495,400,000	99.076%	$495,380,000

(1)	Plus accrued interest, if any, from March 3, 2026, if settlement occurs after that date.

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system.

Delivery of the notes to purchasers will be made on or about March 3, 2026 in book-entry form through The Depository Trust Company (“DTC”) for the accounts of its participants, including Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”).

Joint Book-Running Managers

BofA Securities	Citigroup	Goldman Sachs & Co. LLC
ING	J.P. Morgan	Wells Fargo Securities
PNC Capital Markets LLC	Deutsche Bank Securities	Scotiabank
	(2036 notes, 2046 notes)	(2056 notes, 2066 notes)

Senior Co-Managers

Deutsche Bank Securities	Huntington Capital Markets	Scotiabank	Standard Chartered Bank
(2056 notes, 2066 notes)		(2036 notes, 2046 notes)

Co-Managers

Morgan Stanley	MUFG	US Bancorp

The date of this prospectus supplement is February 23, 2026.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are currently offering and certain other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about the debt securities that we may offer from time to time, some of which may not be applicable to the offering of the notes. The prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing the notes, you should read carefully both the prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference therein and the additional information described below under the heading “Where You Can Find More Information.”

Any statement in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus we authorize that supplements this prospectus supplement and the other documents to which we refer you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

When used in this prospectus supplement and the accompanying prospectus, unless otherwise specified or the context otherwise requires, the terms “Vertiv,” the “Company,” “we,” “us” or “our” refer to Vertiv Holdings Co, a Delaware corporation, and its consolidated subsidiaries.

S-ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference herein, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and as such are not historical facts. Such statements may include, without limitation, those regarding our future financial performance or position, capital structure, indebtedness, business performance, strategy and plans, and expectations and objectives of our management for future operations and financial performance. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of results or performance. We caution that such forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus supplement or in the documents incorporated by reference, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management at the time of such statements.

The forward-looking statements contained in this prospectus supplement, including the documents incorporated by reference herein, are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. Forward-looking statements included in this prospectus supplement, including the documents incorporated by reference herein, speak only as of the date of this prospectus supplement or such incorporated document, as the case may be, or any earlier date specified for such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this “Cautionary Statement Concerning Forward-Looking Statements.”

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions, which may change over time, and that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We have previously disclosed risk factors in our SEC reports, including those set forth in our annual report on Form 10-K for the most recent fiscal year ended, and possibly in subsequent quarterly reports on Form 10-Q. These risk factors and those identified elsewhere in this prospectus supplement and in any prospectus supplement we may file, among others, could cause actual results to differ materially from historical performance and include, but are not limited to: risks relating to the continued growth of our customers’ markets; long sales cycles for certain of our products and solutions as well as unpredictable placing or cancelling of customer orders; failure to realize sales expected from our backlog of orders and contracts, disruption of or consolidation in our customer’s markets or categorical shifts in customer technology spending; less leverage with large customer contract terms; failure to mitigate risks associated with long-term fixed price contracts; competition in the industry in which we operate; failure to obtain performance and other guarantees from financial institutions; risks associated with governmental contracts; failure to properly manage production cost changes and supply chain, failure to anticipate market change and competition in the infrastructure technologies; risks associated with information technology disruption or cyber-security incidents; risks associated with the implementation and enhancement of information systems; failure to realize the expected benefit from any rationalization, restructuring and improvement efforts; disruption of, or changes in, our independent sales representatives, distributors and original equipment manufacturers; increase of variability in our effective tax rate costs or liabilities associated with product liability due to global operations subjecting us to income and other taxes in the United States and numerous foreign entities; costs or liabilities associated with product liability and damage to our reputation and brands; the global scope of our operations,

S-iii

especially in emerging markets; failure to benefit from future significant corporate transactions; risks associated with Vertiv’s sales and operations and expanding global production facilities; risks associated with future legislation and regulation of our customers’ markets; our ability to comply with various laws and regulations including but not limited to, laws and regulations relating to data protection and data privacy; failure to properly address legal compliance issues, particularly those related to imports/exports, anti-corruption laws, and foreign operations; risks associated with foreign trade policy, including tariffs and global trade conflict; risks associated with litigation or claims against us, including the risk of adverse outcomes to any legal claims and proceedings; our ability to protect or enforce our proprietary rights on which our business depends; third party intellectual property infringement claims; liabilities associated with environmental, health and safety matters; failure to achieve environmental, social and governance goals; failure to realize the value of goodwill and intangible assets; exposure to fluctuations in foreign currency exchange rates; failure to remediate material weaknesses in our internal controls over financial reporting; our level of indebtedness and our ability to comply with the covenants and restrictions contained in our credit agreements; our ability to access funding through capital markets; resales of our securities may cause volatility in the market price of our securities; our organizational documents contain provisions that may discourage unsolicited takeover proposals; our certificate of incorporation includes a forum selection clause, which could discourage or limit stockholders’ ability to make a claim against us; the ability of our subsidiaries to pay dividends; factors relating to our business, operations and financial performance of Vertiv and its subsidiaries, including: global economic weakness and uncertainty; our ability to attract, train and retain key members of our leadership team and other qualified personnel; the adequacy of our insurance coverage; fluctuations in interest rates materially affecting our financial results and increasing the risk our counterparties default in our interest rate hedges; our incurrence of significant costs and devotion of substantial management time as a result of operating as a public company; and other risks and uncertainties indicated in our SEC reports or documents filed or to be filed with the SEC by us and incorporated by reference into this prospectus supplement.

S-iv

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at www.vertiv.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information included on, or linked from, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

The SEC’s rules allow us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is a part of this prospectus supplement, and information that we file later with the SEC that is incorporated by reference in this prospectus supplement will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2025; and

•

the information specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December  31, 2024 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2025.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are also available from us without charge excluding any exhibits to those documents. You can request those documents at no cost by visiting our website at http://www.vertiv.com, or by making an oral or written request to our Investor Relations Department at:

Vertiv Holdings Co

Attention: Investor Relations

505 N. Cleveland Ave.

Westerville, OH 43082

Telephone: (614) 888-0246

We have not incorporated by reference into this prospectus supplement the information included on, or linked from, our website, and you should not consider it to be a part of this prospectus supplement.

S-v

SUMMARY

The following summary is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture governing the notes as described under “Description of Notes.” Because this is a summary, it does not contain all the information that may be important to you. Before making an investment decision, we urge you to read carefully this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference, including our consolidated financial statements and the accompanying notes and the information described or referred to under “Risk Factors.”

Overview

Vertiv is a global leader in critical digital infrastructure for applications in data centers, communication networks, and commercial and industrial environments. As businesses, industries, and communities become more connected, we pioneer and deliver end-to-end power and cooling technologies to help our customers stay resilient, optimized, and future-ready. With our industry-leading innovative technologies and global services network, we are fueling the revolution of the digital world—keeping technology ecosystems running efficiently and without interruption. We believe that Vertiv is supercharging data’s potential; accelerating the pace of technology, raising the bar for accelerated compute and redefining the limits of densification. The world depends on data we power and cool™.

Vertiv has the most complete portfolio of critical digital infrastructure offerings. We design, manufacture, sell, install, maintain, and service critical digital infrastructure technologies and rapidly deployable customized solutions to meet the specific business requirements and needs of a diverse group of customers. Vertiv leads with first-to-market designs engineered for next-gen rack-scale artificial intelligence compute—enabling transformation and scale to stay multiple compute generations ahead. Our global footprint comprises engineering, manufacturing, operations, sales and service locations in more than 40 countries across the Americas, Asia Pacific and Europe, Middle East & Africa. We provide the hardware, software and services to facilitate an increasingly interconnected marketplace of digital systems, where large amounts of indispensable data need to be transmitted, analyzed, processed and stored. Whether this growing quantity of data is managed centrally in hyperscale/cloud locations, distributed at the edge of the network, processed in an enterprise location or managed via a hybrid platform, the underpinnings and operations of all those locations rely on our critical digital infrastructure and services. For the year ended December 31, 2025, Vertiv’s net sales was $10,229.9 million.

Our principal executive offices are located at 505 N. Cleveland Ave., Westerville, Ohio 43082, and our telephone number is (614) 888-0246. Our Internet website address is www.vertiv.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus supplement or any accompanying prospectus.

Recent Developments

Concurrent Refinancing Transactions

As described in “Use of Proceeds,” we intend to use the net proceeds of this offering to repay outstanding indebtedness existing under our Term Loan Credit Agreement (as defined herein) in full, and pay related fees and expenses. We intend to use any remaining net proceeds for general corporate purposes. We intend to terminate the Term Loan Credit Agreement in connection with the closing of this offering.

In addition, concurrently with the closing of the offering of the notes, we expect to enter into a new revolving credit agreement with certain financial institutions, as lenders, which will include a five-year unsecured multi-currency revolving credit facility providing for borrowings up to $2,500 million (the “Revolving Credit Facility”), for which we have received customary syndication commitments from the lenders for the full amount. We expect that the Revolving Credit Facility will refinance and replace our existing $800 million asset-based revolving credit facility (the “ABL Facility”) with certain financial institutions, as lenders (the “ABL Refinancing”). Following the completion of this offering and the ABL Refinancing, we expect all amounts owed under the existing Term Loan Credit Agreement and the ABL Facility will be repaid in full and all commitments with respect thereof will be terminated and all guarantees and liens in respect thereof will be released.

The effectiveness of the Revolving Credit Facility is subject to customary conditions as well as a condition that the existing Term Loan Credit Agreement and the existing ABL Facility have been repaid in full and terminated. The offering of the notes is not conditioned upon the termination of the ABL Facility or the entry into the Revolving Credit Facility.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. For a more detailed description of the terms and conditions of the notes, please refer to “Description of Notes” in this prospectus supplement, and “Description of Debt Securities” in the accompanying prospectus. In this section titled “The Offering,” references to “we,” “our,” or “us” refer only to Vertiv Holdings Co, a Delaware corporation, and not to any of its subsidiaries.

Issuer	Vertiv Holdings Co

Securities	$600,000,000 aggregate principal amount of 4.850% Senior Notes due 2036.

$500,000,000 aggregate principal amount of 5.650% Senior Notes due 2046.

$500,000,000 aggregate principal amount of 5.800% Senior Notes due 2056.

$500,000,000 aggregate principal amount of 5.950% Senior Notes due 2066.

Maturity	The 2036 notes will mature on March 15, 2036.

The 2046 notes will mature on March 15, 2046.

The 2056 notes will mature on March 15, 2056.

The 2066 notes will mature on March 15, 2066.

Interest Rate	The 2036 notes will bear interest from March 3, 2026 at the rate of 4.850% per annum.

The 2046 notes will bear interest from March 3, 2026 at the rate of 5.650% per annum.

The 2056 notes will bear interest from March 3, 2026 at the rate of 5.800% per annum.

The 2066 notes will bear interest from March 3, 2026 at the rate of 5.950% per annum.

Interest Payment Dates	Semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2026.

Optional Redemption	Prior to the Applicable Par Call Date (as defined herein), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

•	(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the applicable redemption date (assuming the notes matured on the Applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus the Applicable Spread (as defined herein) less (b) interest accrued to, but not including, the redemption date, and

•	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

In addition, on or after the Applicable Par Call Date, we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date. See “Description of Notes—Optional Redemption.”

Ranking	The notes will be our senior unsecured obligations and:

•	rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including amounts outstanding from time to time under the Revolving Credit Facility;

•	rank senior in right of payment to all of our future subordinated indebtedness;

•	be effectively subordinated to all of our future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all liabilities of our subsidiaries, including our existing Senior Secured Notes (as defined herein).

As of December 31, 2025, as adjusted for this offering, the application of the net proceeds therefrom as described in “Use of Proceeds” and the ABL Refinancing, Vertiv would have had approximately $2,100 million of outstanding debt, none of which would have been secured, and approximately $2,484 million of undrawn borrowing capacity and approximately $16 million of letters of credit outstanding under the Revolving Credit Facility. As of December 31, 2025, as adjusted for this offering, the application of the net proceeds therefrom as described in “Use of Proceeds” and the ABL Refinancing, Vertiv’s subsidiaries would have had approximately $6,273.7 million of total liabilities (excluding intercompany liabilities) outstanding, including trade payables, and $850 million of indebtedness.

Covenants	The indenture governing the notes will, among other things, restrict our ability and the ability of certain of our subsidiaries to:

•	create certain liens;

•	enter into certain sale and lease-back transactions;

•	and merge, consolidate or sell substantially all of our assets.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Change of Control Repurchase Event	Upon the occurrence of a “Change of Control Repurchase Event” (as defined under “Description of Notes—Change of Control Repurchase Event”) with respect to a series of notes, unless we have exercised our right to redeem the such notes, we will be required to make an offer to each holder of such notes to purchase, at such holder’s option and on the terms described in “Description of Notes—Change of Control Repurchase Event,” all or a portion of such holder’s notes of such series at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

Absence of Public Market for the Notes	The notes will be new issues of securities for which there is no established trading market. We do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time at their discretion and without notice. For more information, see “Underwriting (Conflicts of Interest).”

Use of Proceeds	We intend to use the net proceeds of this offering to repay outstanding indebtedness existing under our Term Loan Credit Agreement, dated as of March 2, 2020 (as amended, the “Term Loan Credit Agreement”), in full, and pay related fees and expenses. We intend to use any remaining net proceeds for general corporate purposes. For more information, see “Use of Proceeds.”

Form and Denomination

The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Euroclear and Clearstream will hold interests for the accounts of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

Additional Issuances	We may from time to time, without giving notice to or obtaining the consent of the holders of the notes, issue debt securities with the same terms (except for the issue date and, in some cases, the public offering price, the date of the first interest payment and the date from which interest shall begin to accrue) as, and ranking equally and ratably with, a series of notes offered hereby. Any additional debt securities having such similar terms, together with the notes of a series offered hereby, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions; provided that if such additional debt securities are not fungible with the applicable series of notes for U.S. federal income tax purposes, such additional debt securities will have a different CUSIP number from such notes offered hereby.

Trustee	U.S. Bank Trust Company, National Association.

Governing Law	The notes and the indenture governing the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Conflicts of Interest	Certain of the underwriters or their respective affiliates are lenders under our Term Loan Credit Agreement, which we intend to repay in full with the net proceeds of this offering. Accordingly, such underwriters or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder. A qualified independent underwriter (as such term is defined in FINRA Rule 5121) is not required because the notes are investment grade-rated, as that term is defined in FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement for a discussion of factors that should be considered carefully before investing in the notes.

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should consider carefully the following risk factors regarding the notes and this offering, as well as the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025 and elsewhere in the other filings we may make from time to time with the SEC. You should also refer to the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to this Offering and the Notes

Our level of indebtedness could have important consequences to our business and prevent us from fulfilling our obligations under the notes.

As of December 31, 2025, after giving effect to this offering and the use of the net proceeds therefrom as set forth in “Use of Proceeds” and the ABL Refinancing we would have had $2,950.0 million of total long-term debt obligations outstanding, and the ability to borrow approximately $2,484 million under our Revolving Credit Facility (and approximately $16 million of outstanding letters of credit). Our indebtedness could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness;

•

requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments on our and our subsidiaries’ debt, which reduces the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•

requiring us to comply with restrictive covenants in our Revolving Credit Facility, the Senior Secured Notes and other corporate long-term obligations and the more limited restrictive covenants in the indenture that will govern the notes offered hereby, which limit the manner in which we conduct our business;

•	limiting our flexibility in planning for, or reacting to, changes in the industry in which we operate;

•	placing us at a competitive disadvantage compared to any of our less leveraged competitors;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•

limiting our ability to obtain additional debt or equity financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet its payment obligations under the notes and our other debt.

We will be required to generate sufficient cash to service our indebtedness, including the notes, and, if not successful, we may be forced to take other actions to satisfy our obligations under our indebtedness.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Our outstanding long-term debt will impose significant cash interest payment obligations on us and, accordingly, we will have to generate significant cash flow from operating activities to fund our debt service obligations. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital, restructure or refinance our indebtedness, including the notes, or revise or delay our strategic objectives.

We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or satisfy our capital requirements, or that these actions would be permitted under the terms of our existing or future debt agreements, including our Revolving Credit Facility, the Senior Secured Notes and the indenture that will govern the notes offered hereby. In the absence of such operating results and resources, we could face substantial liquidity concerns and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our Revolving Credit Facility could terminate their commitments to lend to us;

•	the holders under our Senior Secured Notes could foreclose against the assets securing such indebtedness; and

•	we could be forced into bankruptcy or liquidation, which could result in holders of notes losing their investment in the notes.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further increase the risks associated with our leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our Revolving Credit Facility, our Senior Secured Notes and the indenture that will govern the notes offered hereby will not, fully prohibit us or our subsidiaries from doing so. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase.

The notes will be structurally subordinated to all indebtedness and other liabilities of Vertiv Holdings Co’s subsidiaries, which may adversely affect your ability to receive payments on the notes.

The notes will be exclusively the obligations of Vertiv Holdings Co and not any of its subsidiaries. Vertiv Holdings Co is a holding company and currently conducts substantially all of its operations through its subsidiaries and its subsidiaries have significant liabilities. Consequently, it does not have any income from operations and does not expect to generate income from operations in the future. As a result, its ability to meet its debt service obligations, including its obligations under the notes, substantially depends upon its subsidiaries’ earnings, cash flows and business considerations and payment of funds to it by its subsidiaries as dividends, loans, advances or other payments.

Vertiv Holdings Co’s subsidiaries are separate and distinct legal entities from Vertiv Holdings Co. Vertiv Holdings Co’s subsidiaries will not guarantee the notes and are under no contractual obligation to pay any amounts due on the notes or to provide Vertiv Holdings Co with funds for that purpose, whether by dividends, distributions, loans or other payments. Any dividends, distributions, loans or other payments to Vertiv Holdings Co by its subsidiaries will also be contingent upon those subsidiaries’ respective results of operations and financial condition and other business considerations and may be subject to statutory or contractual restrictions and taxes on distributions.

Vertiv Holdings Co’s right to receive any assets of any of its subsidiaries upon the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding-up of that subsidiary (and, as a result, the right of the holders of the notes to participate in those assets) will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that Vertiv Holdings Co may itself be a creditor of that subsidiary. In addition, even if Vertiv Holdings Co were a creditor of any of its subsidiaries, Vertiv Holdings Co’s rights as a creditor would be subordinate to the secured indebtedness of that subsidiary, including, in some cases, the Senior Secured Notes, to the extent of the value of the collateral securing that indebtedness and any indebtedness of that subsidiary senior to the indebtedness held by Vertiv Holdings Co.

As a result of the foregoing, the notes will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of Vertiv Holdings Co’s subsidiaries, including any subsidiaries that Vertiv Holdings Co may in the future acquire or establish. As of December 31, 2025, as adjusted for this offering, the application of the net proceeds therefrom as described in “Use of Proceeds” and the ABL Refinancing, Vertiv’s subsidiaries would have had approximately $6,273.7 million of total liabilities (excluding intercompany liabilities) outstanding, including trade payables, and $850 million of indebtedness.

The notes will be unsecured and will be effectively junior to all of our secured obligations to the extent of the value of the collateral securing such obligations.

Although upon consummation of the offering, we expect that Vertiv Holdings Co will not have any material amount of secured indebtedness outstanding, holders of any of Vertiv Holdings Co’s existing and future secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. The indenture governing the notes will permit us to incur secured debt under specified circumstances. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have a prior claim to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our other unsecured indebtedness that is deemed to be of the same class as the notes. In that event, because the notes will not be secured by any of our assets, it is possible that our remaining assets may not be sufficient to satisfy your claims in full.

Restrictive covenants in the Revolving Credit Facility, the Senior Secured Notes, the indenture that will govern the notes, and any future debt agreements, could restrict our operating flexibility.

The Revolving Credit Facility, the Senior Secured Notes and the indenture that will govern the notes contain or will contain covenants that limit certain of our and certain of subsidiaries’ ability to take certain actions. These restrictions may limit our ability to operate our businesses, and may prohibit or limit our ability to enhance our operations or take advantage of potential business opportunities as they arise.

Such covenants include, among other things, our ability to incur additional indebtedness; pay dividends or other payments on capital stock; guarantee other obligations; grant liens on assets; make loans, acquisitions or other investments; transfer or dispose of assets; make optional payments of, or otherwise modify, certain debt instruments; engage in transactions with affiliates; amend organizational documents; engage in mergers or consolidations; enter into arrangements that restrict certain of our subsidiaries’ ability to pay dividends; change the nature of the business conducted by us; and designate our subsidiaries as unrestricted subsidiaries.

In addition, under the Revolving Credit Facility, the Company and its subsidiaries are required to maintain a consolidated net leverage ratio that does not exceed 4.00:1.00, calculated on a quarterly basis, as determined on the last day of the most recent fiscal quarter end, with a step-up, at the Company’s option, to 4.50:1.00 for the four consecutive fiscal quarters ending after the consummation of an acquisition that involves cash consideration of at least $750 million, subject to certain conditions and limitations contained in the credit agreement governing the Revolving Credit Facility.

The limited covenants in the indenture governing the notes may not provide protection against some events or developments that may affect the trading prices for the notes or our ability to repay the notes.

The indenture governing the notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	prohibit us from incurring substantial secured debt that would effectively rank senior to the notes to the extent of the value of the assets securing the debt;

•	limit our subsidiaries’ ability to incur debt, which would be structurally senior to the notes;

•	limit our or our subsidiaries’ ability to incur liens or engage in sale and leaseback transactions except in certain cases with respect to Principal Property (as defined in “Description of Notes”);

•	restrict our ability to repurchase or prepay our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of their common stock or other securities or indebtedness ranking junior to the notes.

See “Description of Notes.”

Any of these actions could adversely affect our ability to make principal and interest payments on the notes. For these reasons, you should not consider the covenants in the indenture governing the notes as a significant factor in evaluating whether to invest in the notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the credit ratings on any series of notes, which could adversely impact the trading prices for, or the liquidity of, such notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

There is no established public trading market for the notes.

Each series of notes is a new issue of securities with no established trading market and we cannot provide any assurance that an active public market for such series of notes will develop or be maintained. We do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any automated quotation system. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell your notes. Further, even if a trading market is developed for the notes, there can be no assurance as to the liquidity of any market, your ability to sell the notes on any market or the price at which you will be able to sell the notes. Future trading prices of the notes of a series will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to such series of notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity;

•	the outstanding amount of a series of notes;

•	the terms related to optional redemption; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time at their discretion and without notice.

Our credit ratings may not reflect all risks of your investments in the notes, and the market value of the notes could decrease if the credit ratings of the notes are lowered or withdrawn.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Furthermore, these ratings are subject to ongoing evaluation by credit rating agencies and there can be no assurance that a rating will remain for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency or placed on a so-called “watch-list” for a possible downgrade or assigned a negative ratings outlook if in such rating agency’s judgment circumstances so warrant.

The assignment by a rating agency of a rating on the notes lower than the rating expected by investors or actual or anticipated changes or downgrades in our credit ratings, including announcements that our ratings are under review for a downgrade or have been assigned a negative outlook, would likely adversely affect any trading market for, and the market value of, the notes and also increase our borrowing costs.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event (as defined under “Description of Notes—Change of Control Repurchase Event”) with respect to a series of notes, unless we have exercised our right to redeem the notes of such series, we will be required to make an offer to each holder of such notes to purchase, at such holder’s option and on the terms described herein, all or a portion of such holder’s notes of such series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If we experience a Change of Control Repurchase Event with respect to a series of notes, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes of such series. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes of a series as required under the terms of such notes would result in a default under such notes, which could have material adverse consequences for us and the holders of such notes. See “Description of Notes—Change of Control Repurchase Event.”

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes of each series prior to maturity, as described under “Description of Notes—Optional Redemption.” We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $2,074.5 million after deducting the underwriting discounts and estimated offering fees and expenses. We intend to use the net proceeds of this offering to repay outstanding indebtedness existing under our Term Loan Credit Agreement in full, and pay related fees and expenses. We intend to use any remaining net proceeds for general corporate purposes.

As of December 31, 2025, the principal amount outstanding under our Term Loan Credit Agreement was approximately $2,076.1 million. Indebtedness under our Term Loan Credit Agreement matures on August 12, 2032. The interest rate on borrowings under the Term Loan Credit Agreement is either (a) the base rate (which is the greatest of (i) the prime rate on such day, (ii) the then-current federal funds rate set by the Federal Reserve Bank of New York plus 0.50%, (iii) term SOFR for a one month interest period, plus 1.00% and (iv) 1.00%), plus 0.75% or (b) the Term SOFR Rate, plus 1.75%. As of December 31, 2025, the weighted average interest rate was 5.61%.

Certain of the underwriters and/or their affiliates are lenders under our Term Loan Credit Agreement and, accordingly, will receive a portion of the net proceeds of this offering in connection with the repayment of indebtedness outstanding under the Term Loan Credit Agreement. Accordingly, such underwriters or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a “conflict of interest” within the meaning of FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder. A qualified independent underwriter (as such term is defined in FINRA Rule 5121) is not required because the notes are investment grade-rated, as that term is defined in FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and equivalents and consolidated capitalization as of December 31, 2025: (i) on an actual basis; and (ii) on an as adjusted basis to give effect to the sale of the notes in offered hereby, the application of the proceeds therefrom in the manner described in “Use of Proceeds” and the ABL Refinancing.

In addition to the “Use of Proceeds” in this prospectus supplement, you should read this table in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2025
	Actual	As Adjusted
	(in millions)
Cash and equivalents	$1,728.4	$1,726.8

Long-term debt:
Term Loan Credit Agreement	$2,076.1	$—
ABL Revolving Credit Facility(1)	—	—
Senior Secured Notes due 2028 at 4.125%	850.0	850.0
4.850% senior notes due 2036 offered hereby	—	600.0
5.650% senior notes due 2046 offered hereby	—	500.0
5.800% senior notes due 2056 offered hereby	—	500.0
5.950% senior notes due 2066 offered hereby	—	500.0
Revolving Credit Facility(2)	—	—
Less: Current Portion	(20.9)	—

Total long-term debt, net of current portion	2,892.1	2,950.0
Equity:
Additional paid-in capital	2,895.2	2,895.2
Retained Earnings	1,027.9	1,027.9
Accumulated other comprehensive income (loss)	18.2	18.2

Total equity	3,941.3	3,941.3

Total capitalization	$6,833.4	$6,891.3

(1)

As of December 31, 2025, we had no outstanding borrowings under the ABL Facility and availability of $784.0 million, net of letters of credit outstanding in the aggregate principal amount of approximately $16.0 million, and taking into account borrowing base limitations set forth in the ABL Facility.

(2)

Concurrently with the closing of the offering of the notes, we expect to enter into the Revolving Credit Facility. We expect that the Revolving Credit Facility will refinance and replace our ABL Facility. We expect that the Revolving Credit Facility will be undrawn as of the closing date (except for approximately $16 million of letters of credit). The effectiveness of the Revolving Credit Facility is subject to customary conditions as well as a condition that the existing Term Loan Credit Agreement and the existing ABL Facility have been repaid in full and terminated. The offering of the notes is not conditioned upon the termination of the ABL Facility or the entry into the Revolving Credit Facility.

DESCRIPTION OF OTHER INDEBTEDNESS

The following contains a summary of the material provisions of certain of our and our subsidiaries’ other material debt agreements. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the underlying documents.

Senior Secured Notes due 2028

On October 22, 2021, Vertiv Group Corporation issued $850 million aggregate principal amount of 4.125% Senior Secured Notes due November 15, 2028 (the “Senior Secured Notes”). The Senior Secured Notes are guaranteed by Vertiv Intermediate Holding II Corporation and certain U.S. subsidiaries and is secured by liens on substantially all of the assets of the issuer and the guarantors thereof, subject to customary exceptions. The Senior Secured Notes contain customary negative and affirmative covenants and events of default. The indenture governing the Senior Secured Notes contains customary negative and affirmative covenants and events of default, in each case subject to customary exceptions and thresholds.

The Senior Secured Notes will remain outstanding following this offering.

Revolving Credit Facility

Substantially concurrently with the closing of this offering, we expect to enter into a senior unsecured multi-currency revolving credit facility (the “Revolving Credit Facility”) with certain financial institutions as lenders and JPMorgan Chase Bank, N.A., as administrative agent. The Revolving Credit Facility will provide financing of up to $2,500 million. Additionally, we will be permitted to increase the commitments under the Revolving Credit Facility in an aggregate principal amount of up to $1,000 million, subject to certain conditions (including finding lenders willing to provide the additional commitments). We expect that the Revolving Credit Facility will be undrawn as of the closing date (except for approximately $16 million of letters of credit).

Borrowings in dollars are expected to bear interest at a rate per annum equal to, at our option, either Term SOFR plus an applicable margin that ranges from 1.00% to 1.75% or a base rate, plus a margin that ranges from 0.00% to 0.75%, in each case, based on our credit rating at such time. At our option, the Term SOFR rate will be for one, three or six month interest periods (in each case, subject to availability thereof). In addition to certain customary fees, we will be periodically required to pay each lender a commitment fee in respect of any unused commitments under the Revolving Credit Facility equal to a percentage per annum that ranges from 0.09% to 0.25% based on our credit rating at such time. The loans and commitments under the Revolving Credit Facility will mature or terminate on the fifth anniversary of the entry thereof.

The Revolving Credit Facility will require us to maintain a consolidated net leverage ratio that does not exceed 4.00:1.00, calculated on a quarterly basis, as determined on the last day of the most recent fiscal quarter end, with a step-up, at our option, to 4.50:1.00 for the four consecutive fiscal quarters ending after the consummation of an acquisition that involves cash consideration of at least $750 million, subject to certain conditions and limitations contained in the credit agreement governing the Revolving Credit Facility.

The credit agreement governing the Revolving Credit Facility will also contain certain customary negative and affirmative covenants, representations and warranties, and provisions relating to events of default.

The closing of the offering of the notes is not conditioned upon the entry into the Revolving Credit Facility.

Term Loan Credit Agreement

Vertiv Group Corporation, our indirect wholly-owned subsidiary, is the borrower under a senior secured Term Loan due 2032. As of December 31, 2025, the outstanding principal balance was approximately $2,076.1 million. Indebtedness under our Term Loan Credit Agreement amortizes at 1.00% per annum and matures on August 12, 2032.

Interest on borrowings under the Term Loan Credit Agreement is, at our option, either (a) the base rate (which is the greatest of (i) the prime rate on such day, (ii) the then-current federal funds rate set by the Federal Reserve Bank of New York plus 0.50%, (iii) term SOFR for a one month interest period, plus 1.00% and (iv) 1.00%), plus 0.75% or (b) the Term SOFR Rate, plus 1.75%. As of December 31, 2025, the weighted average interest rate was 5.61%.

Indebtedness under the Term Loan Credit Agreement is guaranteed by Vertiv Intermediate Holding II Corporation and certain U.S. subsidiaries and is secured by liens on substantially all of the assets of the borrower and the guarantors, subject to customary exceptions. The Term Loan Credit Agreement contains customary representations and warranties, negative and affirmative covenants and events of default, in each case subject to customary exceptions and thresholds.

We intend to use the net proceeds of this offering to repay the outstanding indebtedness under the Term Loan Credit Agreement in full.

DESCRIPTION OF NOTES

Set forth below is a description of certain terms of our notes and the Indenture (as defined below). Each series of notes is a separate series of “debt securities” referred to in the accompanying prospectus. The following description supplements (and, to the extent inconsistent therewith, supersedes) the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” The following description of some of the terms of the notes and the Indenture and the description of some of the general terms and provisions of our debt securities and the Indenture contained in the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by reference to, the terms of the Indenture and the notes. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes. You may obtain copies of the Indenture and the forms of the notes as set forth under “Where You Can Find More Information.” The Indenture has been qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the Indenture are those provided therein and those made a part of the Indenture by the Trust Indenture Act.

References in this “Description of Notes” section to “we,” “us,” “our” and the “Company” refer to Vertiv Holdings Co, the issuer of the notes, exclusive of its subsidiaries.

General

The notes will be issued as four separate series of debt securities under an indenture, to be dated as of March 3, 2026, between us and U.S. Bank Trust Company, National Association, as trustee (the “trustee”) (as amended and supplemented by a supplemental indenture thereto, to be dated as of the date the notes are initially issued, the “Indenture”).

The 2036 notes will initially be limited to $600,000,000 in aggregate principal amount. The 2046 notes will initially be limited to $500,000,000 in aggregate principal amount. The 2056 notes will initially be limited to $500,000,000 in aggregate principal amount. The 2066 notes will initially be limited to $500,000,000 in aggregate principal amount. The Indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue thereunder and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or obtaining the consent of the holders of the notes, issue debt securities with the same terms (except for the issue date and, in some cases, the public offering price, the date of the first interest payment and the date from which interest shall begin to accrue) as, and ranking equally and ratably with, a series of notes offered hereby. Any additional debt securities having such similar terms, together with the notes of a series offered hereby, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions; provided that if such additional debt securities are not fungible with the applicable series of notes for U.S. federal income tax purposes, such additional debt securities will have a different CUSIP number from such notes offered hereby.

The 2036 notes will mature on March 15, 2036, unless earlier redeemed or repurchased. The 2036 notes will bear interest at the rate of 4.850% per year from the original issue date, or from the most recent interest payment date to which interest has been paid or provided for.

The 2046 notes will mature on March 15, 2046, unless earlier redeemed or repurchased. The 2046 notes will bear interest at the rate of 5.650% per year from the original issue date, or from the most recent interest payment date to which interest has been paid or provided for.

The 2056 notes will mature on March 15, 2056, unless earlier redeemed or repurchased. The 2056 notes will bear interest at the rate of 5.800% per year from the original issue date, or from the most recent interest payment date to which interest has been paid or provided for.

The 2066 notes will mature on March 15, 2066, unless earlier redeemed or repurchased. The 2066 notes will bear interest at the rate of 5.950% per year from the original issue date, or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the notes semi-annually in arrears on March 15 and September 15 each year, beginning on September 15, 2026, to the holders of record at the close of business on the immediately preceding March 1 and September 1, respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, stated maturity date, redemption date or Change of Control Payment Date (as defined below) falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no additional interest shall accrue as a result of the delay in payment. “Business day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

We will issue the notes only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may at our option, at any time or from time to time, repurchase a series of notes at any price in the open market or otherwise, and may hold or resell such notes or surrender such notes to the trustee for cancellation.

Ranking

The notes will be our senior unsecured obligations and:

•	rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including amounts outstanding from time to time under the Revolving Credit Facility;

•	rank senior in right of payment to all of our future subordinated indebtedness;

•	be effectively subordinated to all of our future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all liabilities of our subsidiaries, including our existing Senior Secured Notes (as defined herein).

As of December 31, 2025, as adjusted for this offering, the application of the net proceeds therefrom as described in “Use of Proceeds” and the ABL Refinancing, Vertiv and its consolidated subsidiaries would have had approximately $2,950.0 million of outstanding debt, $850 million of which would have been secured, and approximately $2,484 million of undrawn borrowing capacity and approximately $16 million of letters of credit outstanding under the Revolving Credit Facility. As of December 31, 2025, as adjusted for this offering, the application of the net proceeds therefrom as described in “Use of Proceeds” and the ABL Refinancing, Vertiv’s subsidiaries would have had approximately $6,273.7 million of total liabilities (excluding intercompany liabilities) outstanding, including trade payables, and $850 million of indebtedness.

The Indenture will contain no restrictions on the amount of additional indebtedness that we may incur.

Optional Redemption

Prior to the Applicable Par Call Date, we may redeem the notes of the applicable series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•	(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the applicable redemption date (assuming the notes of the applicable series matured on the Applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Applicable Spread less (b) interest accrued to, but not including, the redemption date, and

•	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Applicable Par Call Date, we may redeem the notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Applicable Par Call Date” means (i) with respect to the 2036 notes, December 15, 2035 (three months prior to the maturity date of such notes), (ii) with respect to the 2046 notes, September 15, 2045 (six months prior to the maturity date of such notes), (iii) with respect to the 2056 notes, September 15, 2055 (six months prior to the maturity date of such notes) and (iv) with respect to the 2066 notes, September 15, 2065 (six months prior to the maturity date of such notes).

“Applicable Spread” means (i) with respect to the 2036 notes, 15 basis points, (ii) with respect to the 2046 notes, 20 basis points, (iii) with respect to the 2056 notes, 20 basis points and (iv) with respect to the 2066 notes, 20 basis points.

Notwithstanding the foregoing, interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders of the notes as of the close of business on the relevant record date in accordance with the notes and the Indenture.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the following two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the Applicable

Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Applicable Par Call Date, one with a maturity date preceding the Applicable Par Call Date and one with a maturity date following the Applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Applicable Par Call Date. If there are two or more United States Treasury securities maturing on the Applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time, on the second business day preceding such redemption date. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, on the second business day preceding such redemption date, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any equity offering or Change of Control (as defined below), issuance of indebtedness or any other transaction or event. The redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), and notice of any redemption may be rescinded at any time if the Company determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). The Company may provide in such notice that payment of the applicable redemption price and the performance of its obligations with respect to such redemption may be performed by another person.

In the case of a partial redemption of the notes of any series, selection of the notes for redemption will be made, in the case of certificated notes, pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note of any series is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of such depositary. DTC’s current practice in the case of a partial redemption is to determine by random lottery the amount of interest of each direct participant in the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Sinking Fund

There is no provision for a sinking fund for the notes. Except as described below under “—Change of Control Repurchase Event,” the Indenture does not contain any provisions which are intended to protect holders of notes of a series in the event of a change of control or a highly leveraged transaction (whether or not relating to a change of control) involving us.

Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event with respect to a series of notes, unless we have exercised our right to redeem such notes as described under “—Optional Redemption,” the Indenture will provide that we will be required to make an offer (a “Change of Control Offer”) to each holder of such series of notes to purchase, at such holder’s option and on the terms described below, all or a portion (in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof, provided that any remaining principal amount of any note purchased in part is $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes of such series at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the Change of Control Payment Date; provided that, notwithstanding the foregoing, payments of interest on notes that are due and payable on any interest payment date falling on or prior to a Change of Control Payment Date will be payable to the holders of notes registered as such at the close of business on the relevant record date.

Within 30 days following the date upon which a Change of Control Repurchase Event with respect to a series of notes shall have occurred, or at our option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, we will be required to give notice to each holder of notes of such series, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. In such notice, we will, among other things, generally describe the transaction or transactions that constitute or may constitute the Change of Control and offer to purchase the notes of the applicable series on the date specified in such notice, which date must be no earlier than 15 days nor later than 60 days from the date such notice is given, other than as may be required by applicable law (the “Change of Control Payment Date”). The notice, if given prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control and the related Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

On any Change of Control Payment Date, we shall be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•

deposit with the paying agent for the notes an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•

deliver or cause to be delivered (including by book-entry transfer, if applicable) the purchased notes or portions of notes to the trustee, accompanied by an officer’s certificate stating the aggregate principal amount of notes accepted by us for repurchase.

The paying agent will promptly mail or otherwise deliver to each holder of notes properly tendered the purchase price for the notes, and, in the case of any note purchased in part, the trustee, in accordance with the terms of the Indenture, will promptly authenticate and mail (or cause to be transferred by book-entry) to the holder of such note a new note equal in principal amount to any unpurchased portion of the note purchased in part; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes or the Indenture, we shall comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes or the Indenture by virtue thereof.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of a series validly tender and do not withdraw notes of such series in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described above, purchases all of the notes validly tendered and not withdrawn by such holders, all of the holders of the notes of such series will be deemed to have consented to such offer and accordingly, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 15 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, our obligation to purchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Capital Stock” of any specified person means any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any one of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

•

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock (as defined below), measured by voting power rather than number of shares;

•

we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving person, or any direct or indirect parent of the surviving person, immediately after giving effect to such transaction; or

•	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction or series of related transactions effected to create a holding company for us will not be deemed to involve a Change of Control if (1) pursuant to such transaction or series of related transactions, we become a direct or indirect wholly owned subsidiary of such holding company and

(2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the Voting Stock of such holding company, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Fitch” means Fitch Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means (a) each of Moody’s, S&P and Fitch; and (b) if any of Moody’s, S&P and Fitch and, if applicable, any replacement Rating Agency ceases to rate the notes or fails to make a rating of the notes publicly available, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) selected by us as a replacement for Moody’s, S&P, Fitch or any such replacement Rating Agency, as the case may be.

“Ratings Event” means the rating of the notes of the applicable series is lowered by at least two of the three Rating Agencies and the notes are rated below Investment Grade by such lowering Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the earlier of (i) the consummation of any Change of Control and (ii) the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the notes of such series is under publicly announced consideration for a possible downgrade by any of the three Rating Agencies); provided that a Ratings Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled (without regard to the occurrence of any contingency) to vote generally in the election of the board of directors (or persons performing similar functions) of such person.

Certain Covenants

Limitations on Liens

We will not, and will not permit any Restricted Subsidiary to, create or incur any Lien that secures Indebtedness (as defined below) (including guarantees of indebtedness for borrowed money) on any Principal Property owned by us or of a Restricted Subsidiary, whether such Principal Property is owned at the date of the supplemental indenture or acquired afterwards, unless we secure or cause the applicable Restricted Subsidiary to secure the notes equally and ratably with (or, at our option, prior to) all such Indebtedness secured by the particular Lien; provided that any Lien created for the benefit of the holders of the notes pursuant to this provision will be automatically and unconditionally released and discharged upon release and discharge of the Lien that resulted in such provision becoming applicable. This covenant does not apply in the case of:

(a)

the creation of any Lien on any Principal Property acquired after the date of the supplemental indenture (including acquisitions by way of merger or consolidation) by us or a Restricted Subsidiary, contemporaneously with that acquisition, or within 360 days thereafter, to secure or provide for the payment or financing of any part of the purchase price, or the assumption of any Lien upon any Principal Property acquired after the date of the supplemental indenture existing at the time of the acquisition, or the acquisition of any Principal Property subject to any Lien without the assumption of that Lien, provided that every Lien referred to in this clause (a) will attach only to any Principal Property so acquired and fixed improvements on that Principal Property;

(b)	Liens securing the Senior Secured Notes;

(c)	Liens existing on the date of the supplemental indenture;

(d)	Liens securing the notes offered hereby;

(e)	Liens in favor of us or any Subsidiary;

(f)

Liens existing at the time we or a Restricted Subsidiary acquired such Principal Property, including Principal Property acquired by us or a Restricted Subsidiary through a merger or similar transaction;

(g)	Liens on property of any person existing at the time such person becomes a Restricted Subsidiary;

(h)	Liens on any Principal Property being constructed or improved securing indebtedness to finance the construction or improvements of that Principal Property;

(i)	Liens on our assets to secure Indebtedness that matures within twelve months from their creation and that are made in the ordinary course of business;

(j)	Liens securing Hedging Obligations;

(k)

Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or customs’ liens and similar liens incurred in the ordinary course of business in respect of obligations not yet due or being contested in good faith;

(l)

Liens imposed by law for taxes, assessments or charges of any governmental authority which are not overdue for a period of more than 60 days, or to the extent that such amounts are being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor;

(m)

(i) easements, covenants, conditions, restrictions, zoning restrictions, building codes, land use laws, leases, subleases, licenses, rights of way, minor irregularities in, or lack of, title and similar encumbrances affecting real property and (ii) with respect to any lessee’s or licensee’s interest in real or personal property, mortgages, liens, rights and obligations and other encumbrances arising by, through or under any owner, lessor or licensor thereof to the extent, in the case of each of clauses (i) and (ii), that the Liens referred to therein do not, in the aggregate, materially interfere in any material respect with the ordinary conduct of the business of the Vertiv and its Subsidiaries, taken as a whole;

(n)	Liens resulting from the deposit of funds or evidences of indebtedness in trust for the purpose of defeasing our indebtedness or that of our Subsidiaries;

(o)

any Lien securing indebtedness of a person which is a Successor Company (as defined below) to the Company to the extent permitted under “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus; and

(p)

any renewal of, refinancing of or substitution for any Lien permitted by any of the preceding clauses (including any unutilized commitments relating to indebtedness secured by such Lien), provided, in the case of a Lien permitted under clauses (a), (b) or (c), the principal amount of the indebtedness secured is not increased more than an amount necessary to pay fees and expenses, including premiums, related to such renewal, refinancing or substitution nor the Lien extended to any additional assets.

Notwithstanding the foregoing, we or any Restricted Subsidiary may create or assume Liens in addition to those permitted by the preceding paragraph, and renew, extend or replace those Liens, provided that at the time of and after giving effect to the creation, assumption, renewal, extension or replacement, Exempted Debt does not exceed 15 percent of Consolidated Net Tangible Assets.

Restriction on Sale and Lease-Back Transactions

We will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to us or to a Subsidiary of ours, any Principal Property as an entirety, or any substantial portion of that Principal Property, in each case with the intention of taking back a lease of such Principal Property, except a lease for a period of three years or less at the end of which it is intended that the use of that Principal Property by the lessee will be discontinued. Notwithstanding the foregoing, we or any Restricted Subsidiary may sell any Principal Property and lease it back for a longer period if either:

(a)

we or such applicable Restricted Subsidiary would be entitled, pursuant to the provisions described under the first paragraph under “—Limitations on Liens” above, to create a Lien on the Principal Property to be leased securing Indebtedness in an amount equal to the Attributable Debt with respect to the sale and lease-back transaction without equally and ratably securing the outstanding notes; or

(b)

we cause an amount equal to the net proceeds from the sale of the Principal Property so leased to be applied (1) to the acquisition, construction, development or improvement of other property that constitutes Principal Property or that will constitute Principal Property following such acquisition, construction, development or improvement; (2) to the retirement, within twelve months after receipt of the net proceeds, of Funded Debt incurred or assumed by us or a Subsidiary, including the notes; or (3) any combination of the foregoing, provided, that, in the case of clauses (2) or (3), in lieu of applying all of or any part of such net proceeds to such retirement, we may, within 180 days after the sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or debt securities evidencing Funded Debt of ours (which may include the notes) or of a Subsidiary previously authenticated and delivered by the applicable trustee, and not yet tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such debentures or debt securities, and an officer’s certificate (which will be delivered to the trustee) stating that we elect to deliver or cause to be delivered the debentures or debt securities in lieu of retiring Funded Debt of ours or a Subsidiary.

If we deliver debentures or debt securities to the trustee and we duly deliver the officer’s certificate, the amount of cash that we will be required to apply to the retirement of Funded Debt under this provision will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of the applicable debentures or debt securities, so delivered, or, if there are no such redemption prices, the principal amount of those debentures or debt securities. If the applicable debentures or debt securities provide for an amount less than the principal amount to be due and payable upon a declaration of the maturity, then the amount of cash will be reduced by the amount of principal of those debentures or debt securities that would be due and payable as of the date of the application upon a declaration of acceleration of the maturity pursuant to the terms of the indenture pursuant to which those debentures or debt securities were issued.

The foregoing restrictions will not apply to:

•	a sale and lease-back transaction that is entered into before, at the time of, or within 180 days after the later of the acquisition of the Principal Property or the completion of its construction; or

•	a sale and lease-back transaction between us and any of our subsidiaries or between our subsidiaries.

Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted by this provision, without any obligation to retire any outstanding debt securities or other Funded Debt, provided that at the time of entering into and giving effect to such sale and lease-back transactions, Exempted Debt does not exceed 15 percent of Consolidated Net Tangible Assets.

Certain Definitions

“Attributable Debt” means, when used in connection with a sale and lease-back transaction referred to above under “—Certain Covenants—Restriction on Sale and Lease-Back Transactions,” on any date as of which the amount of Attributable Debt is to be determined, the product of (a) the net proceeds from the sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the Principal Property involved in the sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on the date of the making of the computation, and the denominator of which is the number of full years of the term of the lease measured from the first day of the term.

“Consolidated Net Tangible Assets” means total assets after deducting all intangible assets as set forth in our most recent consolidated balance sheet and computed in accordance with GAAP.

“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined: (a) indebtedness of ours and our Restricted Subsidiaries incurred after the date of such indenture and secured by liens created or assumed or permitted to exist pursuant to the last paragraph of “—Certain Covenants—Limitations on Liens”; and (b) Attributable Debt of ours and our Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the last paragraph of “—Certain Covenants—Restriction on Sale and Lease-Back Transactions.”

“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible at the option of the obligor, beyond one year from the date of its creation.

“GAAP” means, with respect to any computations required or permitted under the Indenture, generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Hedging Obligation” means, with respect to any person, the obligations of such person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk and (3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices, in each case, so long as such agreements or arrangements are of the type customarily entered into in connection with and for the purpose of limiting risk.

“Indebtedness” means, with respect to any Person (i) the principal of indebtedness of such Person for borrowed money, (ii) all principal obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person in respect of letters of credit or bankers acceptances or similar instruments, (iv) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (v) the amount accounted for as a liability in accordance with generally accepted accounting principles at the time of calculation in respect of such Person’s obligations as lessee which are capitalized in accordance with generally accepted accounting principles at the time of calculation, and (vi) all obligations of others of the type referred in clause (i) through (v) above that is guaranteed by such Person or for which such Person is otherwise responsible or liable.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For this purpose, we or any Subsidiary will be deemed to own, subject to a Lien, any asset that we have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Person” or “person” means any individual, corporation, partnership, joint venture, joint-stock company, association, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing or processing plant or warehouse owned at the date of the supplemental indenture or acquired after that date by us or any of our Subsidiaries which is located within the United States and the gross book value of which (including the land on which it is erected and fixtures that are a part of that land, without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than: (a) any manufacturing or processing plant or warehouse or any portion of the same (together with the land on which it is erected and fixtures that are a part of that land) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”) (or which receive similar tax treatment under any subsequent amendments or any successor laws or under any other similar statute of the United States); (b) any property which has been determined by our board of directors to be not of material importance to the total business conducted by us as an entirety; or (c) any portion of a particular property which is similarly determined not to be of material importance to the use or operation of such property.

“Restricted Subsidiary” means a Subsidiary of ours (a) of which substantially all the property is located, or substantially all the business is carried on, within the United States, and (b) which owns a Principal Property; provided, however, that any Subsidiary may be declared a Restricted Subsidiary by board resolution, effective as of the date such board resolution is adopted; provided further, that any such declaration may be rescinded by further board resolution, effective as of the date that further board resolution is adopted.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by that Person and one or more other Subsidiaries of that Person.

Book-Entry Issuance

DTC will act as the initial securities depositary for the notes. The notes of each series will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global note certificates will be issued, representing in the aggregate the total principal amount of the notes of each series, and will be deposited with the trustee on behalf of DTC.

DTC, the world’s largest securities depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). More information about DTC can be found at www.dtcc.com. Such information is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners.

The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such notes to be redeemed.

Although voting with respect to the notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name” and will be the responsibility of such Direct or Indirect Participant and not our responsibility or the responsibility of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of a global note will not be entitled to receive physical delivery of notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates will be required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) with respect to the notes. In that event, certificates for the notes will be printed and delivered to the applicable Direct or Indirect Participant.

Clearstream. Clearstream Banking S.A. is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream.

Euroclear. Euroclear Bank SA/NV was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

The information in this section concerning the operations and procedures of DTC, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take responsibility for its accuracy. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream, as applicable, and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations and procedures, and you are urged to contact DTC, Euroclear, Clearstream or their respective participants to discuss these matters.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of the notes. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the U.S. Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this prospectus supplement. Changes in such authorities or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax considerations discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS or a court will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary deals only with beneficial owners of notes that purchase the notes for cash in this offering at their “issue price” (the first price at which a substantial amount of the notes is sold for cash to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is general in nature and does not purport to be a complete analysis of all the potential tax effects, nor does it discuss all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status. It also does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions, dealers or traders in securities or currencies, brokers, investors that have elected mark-to-market treatment, retirement plans and other tax-deferred accounts, tax-exempt entities, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, insurance companies, real estate investment trusts, regulated investment companies, U.S. persons whose functional currency is not the U.S. dollar, investors that hold the notes as part of a hedge, straddle, synthetic security or conversion transaction, former citizens or residents of the United States subject to Section 877 of the Code, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons required for U.S. federal income tax purposes to accelerate the timing of income accruals with respect to the notes as a result of such income being reported on an applicable financial statement and taxpayers subject to the alternative minimum tax.

If any partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership considering an investment in the notes should consult its tax advisors.

The following summary is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under other U.S. federal tax laws (such as estate and gift tax laws) or the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Effect of Certain Contingencies

We may be required to pay amounts on the notes in addition to stated principal and interest in some circumstances (e.g., upon a “Change of Control Repurchase Event” as described in “Description of Notes—Change of Control Repurchase Event,” or upon an “optional redemption” as described in “Description of Notes—Optional Redemption”). Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts does not result in the notes being treated as contingent payment debt instruments under applicable Treasury regulations. This position will be based in part on our determination that, as of the date of the issuance of the notes, the possibility that such additional amounts will have to be paid, in the aggregate, is a remote or incidental contingency within the meaning of applicable Treasury regulations.

Our determination that these contingencies are remote or incidental is binding on a holder, unless such holder explicitly discloses to the IRS on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, then the notes may be treated as contingent payment debt instruments and, regardless of a holder’s regular method of tax accounting for U.S. federal income tax purposes, a holder subject to U.S. federal income taxation may be required to accrue interest income on the notes in excess of the stated interest, at a comparable yield at which we would have issued a fixed rate debt instrument with no contingent payments, but with terms and conditions similar to those of the notes. In addition, any gain on a sale, exchange, redemption, retirement or other taxable disposition of the notes generally would be characterized as ordinary income, rather than capital gain. Holders of notes should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Certain Tax Consequences to U.S. Holders

As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Taxation of Interest

Interest on the notes will be taxable to U.S. Holders as ordinary interest income as the interest accrues or is received, in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes. It is expected and the discussion herein assumes that the notes will not be issued with more than a specified de minimis amount, such that those notes would be treated as issued with original issue discount.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon a sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid interest. Amounts attributable to accrued and unpaid interest are taxed as interest as described above under “—Taxation of Interest.”

Any gain or loss recognized on a sale, exchange, redemption, retirement or other taxable disposition of a note will generally be capital gain or loss and will generally be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other taxable disposition the note has been held for more than one year. For non-corporate taxpayers, long-term capital gains generally are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Medicare Tax

U.S. Holders who are individuals, estates or trusts may have to pay an additional 3.8% tax on, among other things, interest income and capital gains from the disposition of securities like the notes, subject to certain exceptions. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their purchase, ownership and disposition of the notes.

Information Reporting and Backup Withholding

In general, we must report certain information to the IRS with respect to payments of interest on a note, and payments of the proceeds of a sale, exchange or other taxable disposition (including a retirement or redemption) of a note, to certain U.S. Holders. The applicable withholding agent may be required to impose backup withholding, at the rate specified in the Code, on payments of interest on a note and the proceeds of a sale, exchange or other taxable disposition (including a retirement or redemption) of a note if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the applicable withholding agent in the manner required or to otherwise establish an exemption from backup withholding; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; (iv) the payee has not certified that it has furnished a correct TIN, that it is a United States person and that the IRS has not notified the payee that it is subject to backup withholding under the Code; or (v) the payee otherwise fails to comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Certain Tax Consequences to Non-U.S. Holders

For purposes of this summary, the term “non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is not a citizen or resident of the United States;

•	a foreign corporation; or

•	a foreign estate or trust.

Taxation of Interest

Subject to the discussions below regarding the Foreign Account Tax Compliance Act (“FATCA”) and backup withholding, interest paid on a note to a non-U.S. Holder will be exempt from U.S. federal income and withholding tax under the “portfolio interest exemption,” provided that:

•	interest paid on the notes is not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business;

•	the non-U.S. Holder does not, actually or constructively, own stock possessing 10% or more of the combined voting power of all classes of our voting stock; and

•

either (a) the non-U.S. Holder provides to the applicable withholding agent an IRS Form W-8BEN, or W8BEN-E, as appropriate (or a suitable substitute form) that includes its name and address and that certifies its non-U.S. status in compliance with applicable law and regulations or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities and the notes in the ordinary course of its trade or business on behalf of the non-U.S. Holder provides a statement to the applicable withholding agent in which it certifies that an IRS Form W-8BEN or W-8BEN-E, as appropriate (or a suitable substitute form) has been received by it from the non-U.S. Holder and provides a copy of such form to such agent. This certification requirement may be satisfied with other documentary evidence in the case of a note held in an offshore account or through certain foreign intermediaries.

If the above conditions are not met, then payments of interest made to a non-U.S. Holder generally will be subject to U.S. federal withholding tax at the rate of 30%, unless the holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E, as appropriate (or suitable substitute form) establishing an exemption from or reduction in the withholding tax under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or suitable substitute form) certifying that interest paid on the notes is not subject to such withholding tax because it is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business.

If a non-U.S. Holder is engaged in a U.S. trade or business and interest on the notes is effectively connected with the conduct of that trade or business, then, unless an applicable income tax treaty provides otherwise, such non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if such holder were a U.S. person as defined under the Code. In addition, if a non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of its effectively connected earnings and profits that are not reinvested in the United States, subject to adjustments.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note

Subject to the discussion below regarding backup withholding, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on a sale, exchange, redemption, retirement or other taxable disposition of a note (other than any amount representing accrued but unpaid interest on the note, which portion will be taxable as interest and may be subject to the rules discussed above under “—Certain Tax Consequences to Non-U.S. Holders—Taxation of Interest”) unless (i) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition of the note, and certain other requirements are met, in which case such non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such gain recognized in the taxable year of the disposition (net of certain U.S.-source losses, provided the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses) or (ii) the gain is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business, in which case such gain will be subject to U.S. federal income tax in generally the same manner as effectively connected interest is taxed (as discussed above under “—Certain Tax Consequences to Non-U.S. Holders—Taxation of Interest”) and a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of its effectively connected earnings and profits that are not reinvested in the United States, subject to adjustments.

Information Reporting and Backup Withholding

The amount of interest paid to a non-U.S. Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-U.S. Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. Holder is resident or is established. Provided that a non-U.S. Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN or W8BEN-E) or otherwise establishes an exemption, the non-U.S. Holder generally will not be subject to backup withholding with respect to interest payments on a note.

Rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from a sale, exchange or other disposition (including a redemption or retirement) of a note are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, a non-U.S. Holder generally will be subject to backup withholding and information reporting unless the non-U.S. Holder certifies that it is not a U.S. person (usually on an IRS Form W-8BEN or W-8BEN-E, as appropriate) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or that has certain specified U.S. connections, a non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding) unless the non-U.S. Holder certifies that it is not a U.S. person (usually on an IRS Form W-8BEN or W-8BEN-E, as appropriate) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and does not have certain specified U.S. connections, a non-U.S. Holder generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

FATCA generally imposes a U.S. federal withholding tax of 30% on interest income paid on a debt obligation to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity certifies it does not have any “substantial U.S. owners” (as defined in the Code) or provides the withholding agent with a certification identifying its substantial U.S. owners. An intergovernmental agreement between the United States and an applicable foreign country may modify the foregoing requirements.

Thus, FATCA withholding tax may apply to interest income on the notes. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in the underwriting agreement, dated as of the date of this prospectus supplement, between us and BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, ING Financial Markets LLC, J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC, as representatives (the “Representatives”) of the several underwriters, we have agreed to sell to each underwriter, and each underwriter has severally, and not jointly, agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 2036 Notes	Principal Amount of 2046 Notes	Principal Amount of 2056 Notes	Principal Amount of 2066 Notes
BofA Securities, Inc.	$67,500,000	$56,250,000	$56,250,000	$56,250,000
Citigroup Global Markets Inc.	67,500,000	56,250,000	56,250,000	56,250,000
Goldman Sachs & Co. LLC	67,500,000	56,250,000	56,250,000	56,250,000
ING Financial Markets LLC	67,500,000	56,250,000	56,250,000	56,250,000
J.P. Morgan Securities LLC	67,500,000	56,250,000	56,250,000	56,250,000
Wells Fargo Securities, LLC	67,500,000	56,250,000	56,250,000	56,250,000
PNC Capital Markets LLC	57,000,000	47,500,000	47,500,000	47,500,000
Deutsche Bank Securities Inc.	25,500,000	21,250,000	21,250,000	21,250,000
Scotia Capital (USA) Inc.	25,500,000	21,250,000	21,250,000	21,250,000
Huntington Securities, Inc.	25,500,000	21,250,000	21,250,000	21,250,000
Standard Chartered Bank	25,500,000	21,250,000	21,250,000	21,250,000
Morgan Stanley & Co. LLC	12,000,000	10,000,000	10,000,000	10,000,000
MUFG Securities Americas Inc.	12,000,000	10,000,000	10,000,000	10,000,000
U.S. Bancorp Investments, Inc.	12,000,000	10,000,000	10,000,000	10,000,000

Total	$600,000,000	$500,000,000	$500,000,000	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The offering of the notes by the underwriters is subject to their receipt and acceptance of the notes being offered and subject to the underwriters’ right to reject any order in whole or in part. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Vertiv
Per 2036 note	0.650%
Per 2046 note	0.750%
Per 2056 note	0.875%
Per 2066 note	0.875%

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes) for the period following the date of this prospectus supplement through the closing date of the notes offered hereby without the prior consent of the Representatives.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any automated quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

We estimate that our total expenses, exclusive of the underwriting discounts of this offering, will be approximately $5.0 million. The underwriters have agreed to reimburse a portion of these expenses in connection with this offering.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have performed, and may in the future perform, commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. In particular, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is the administrative agent and collateral agent under the Term Loan Credit Agreement and JPMorgan Chase Bank, N.A., an affiliate of JPMorgan Securities LLC, is the administrative agent for our ABL Facility and is expected to act as administrative agent for our new Revolving Credit Facility. In addition, certain of the underwriters or their respective affiliates are lenders under the existing Term Loan Credit Agreement or provide other banking services to us. Accordingly, such underwriters or their affiliates will receive a portion of the net proceeds in connection with the closing of this offering upon repayment of the indebtedness incurred under the Term Loan Credit Agreement. In addition, certain of the underwriters or their respective affiliates are expected to act as joint lead arrangers, joint bookrunners, syndication agents, documentation agents or lenders for new Revolving Credit Facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture which will govern the notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority.

Conflicts of Interest

We intend to use a portion of the net proceeds of this offering to repay outstanding indebtedness existing under our Term Loan Credit Agreement in full, and pay related fees and expenses. Certain of the underwriters and/or their affiliates are lenders under our Term Loan Credit Agreement and, accordingly, may receive a portion of the net proceeds of this offering in connection with the repayment of indebtedness outstanding under the Term Loan Credit Agreement. Accordingly, such underwriters or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder. A qualified independent underwriter (as such term is defined in FINRA Rule 5121) is not required because the notes are investment grade-rated, as that term is defined in FINRA Rule 5121.

Delayed Settlement

We expect that delivery of the notes will be made to investors on or about March 3, 2026, which will be the sixth business day following the date of this prospectus supplement (such settlement being referred to as “T+6”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes prior to one business day before their date of delivery will be required, by virtue of the fact that the notes will initially settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to one business day before their date of delivery should consult their own advisors.

Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Prohibition of Sales to United Kingdom Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision, the expression “retail investor” means a person who is not a qualified investor as defined paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “Public Offers Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of the securities in the UK will be made pursuant to an exception under the Public Offers Regulation from the prohibition on offers to the public.

Other Regulatory Restrictions in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of Financial Services and Markets Act 2000) (as amended, the “FSMA”) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Vertiv Holdings Co.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended, “FIEA”). Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore SFA Product Classification — In connection with Section 309B of the SFA, unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

Willkie Farr & Gallagher LLP, Chicago, Illinois, is acting as special U.S. legal counsel to Vertiv and will pass upon the validity of the notes offered hereby for us and will issue an opinion on certain legal matters to the underwriters. Milbank LLP of New York, New York, will issue an opinion on certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Vertiv Holdings Co appearing in Vertiv Holdings Co’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of Vertiv Holdings Co’s internal control over financial reporting as of December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Vertiv Holdings Co

Debt Securities

This prospectus describes some of the general terms that may apply to debt securities that we may issue and sell from time to time. We may sell these debt securities on a continuous or delayed basis, in one or more offerings, in amounts, at prices and on terms to be determined at the time of the applicable offering.

We will provide specific terms of each issuance of debt securities in one or more supplements to this prospectus. This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

We have not yet determined whether any of the debt securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of these debt securities, a prospectus supplement relating to such securities will identify the exchange or market.

The debt securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our debt securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement or other offering materials for each such applicable offering.

Investing in our securities involves risk. See “Risk Factors” included on page 6 of this prospectus and in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement before investing in our securities registered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 19, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process, as we are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf process, we may, from time to time, offer and sell the debt securities described in this prospectus in one or more offerings. You should read this prospectus along with any accompanying prospectus supplement and the documents incorporated herein and therein carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus contains information about the debt securities we may offer generally. Each time we offer or sell debt securities, we will provide a prospectus supplement that will contain information about the specific debt securities being offered. The prospectus supplement may also add, update or change information in this prospectus or in any of the documents that we have incorporated by reference into this prospectus. You should assume that the information provided in this prospectus, any prospectus supplement, or any free writing prospectus, and the information provided in the documents incorporated by reference herein and therein, are accurate only as of the date of the applicable document. Neither the delivery of this prospectus or any prospectus supplement, nor any offer or sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since such date, or that the information contained or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus is correct as of any time subsequent to the date of such document.

You should not consider any information in this prospectus, any prospectus supplement or any of the documents incorporated by reference herein or therein to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any debt securities.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in a prospectus supplement, on the other hand, the information contained in the prospectus supplement shall control. If any statement in this prospectus conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

You should read this entire prospectus and any accompanying prospectus supplement or issuer free writing prospectus, as well as the documents incorporated by reference in this prospectus and the accompanying prospectus supplement, before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

When used in this prospectus, unless otherwise specified or the context otherwise requires, the terms “Vertiv,” the “Company,” “we,” “us” or “our” refer to Vertiv Holdings Co, a Delaware corporation, and its consolidated subsidiaries.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is a part of this prospectus, and information that we file later with the SEC that is incorporated by reference in this prospectus will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2025; and

•

the information specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December  31, 2024 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2025.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are also available from us without charge excluding any exhibits to those documents. You can request those documents at no cost by visiting our website at http://www.vertiv.com, or by making an oral or written request to our Investor Relations Department at:

Vertiv Holdings Co

Attention: Investor Relations

505 N. Cleveland Ave.

Westerville, OH 43082

Telephone: (614) 888-0246

We have not incorporated by reference into this prospectus the information included on, or linked from, our website, and you should not consider it to be a part of this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and as such are not historical facts. Such statements may include, without limitation, those regarding our future financial performance or position, capital structure, indebtedness, business performance, strategy and plans, and expectations and objectives of our management for future operations and financial performance. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of results or performance. We caution that such forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus or in the documents incorporated by reference, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management at the time of such statements.

The forward-looking statements contained in this prospectus, including the documents incorporated by reference herein, are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. Forward-looking statements included in this prospectus, including the documents incorporated by reference herein, speak only as of the date of this prospectus or such incorporated document, as the case may be, or any earlier date specified for such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this “Cautionary Statement Concerning Forward-Looking Statements.”

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions, which may change over time, and that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We have previously disclosed risk factors in our SEC reports, including those set forth in our annual report on Form 10-K for the most recent fiscal year ended, and possibly in subsequent quarterly reports on Form 10-Q. These risk factors and those identified elsewhere in this prospectus supplement and in any prospectus supplement we may file, among others, could cause actual results to differ materially from historical performance and include, but are not limited to: risks relating to the continued growth of our customers’ markets; long sales cycles for certain of our products and solutions as well as unpredictable placing or cancelling of customer orders; failure to realize sales expected from our backlog of orders and contracts, disruption of or consolidation in our customer’s markets or categorical shifts in customer technology spending; less leverage with large customer contract terms; failure to mitigate risks associated with long-term fixed price contracts; competition in the industry in which we operate; failure to obtain performance and other guarantees from financial institutions; risks associated with governmental contracts; failure to properly manage production cost changes and supply chain, failure to anticipate market change and competition in the infrastructure technologies; risks associated with information technology disruption or cyber-security incidents; risks associated with the implementation and enhancement of information systems; failure to realize the expected benefit from any rationalization, restructuring and improvement efforts; disruption of, or changes in, our independent sales representatives, distributors and original equipment manufacturers; increase of variability in our effective tax rate costs or liabilities associated with product liability due to global operations subjecting us to income and other taxes in the United States and numerous foreign entities; costs or liabilities associated with product liability and damage to our reputation and brands; the global scope of our operations, especially in emerging markets; failure to benefit from future significant corporate transactions; risks associated with Vertiv’s sales and operations and expanding global production facilities; risks associated with future legislation and regulation of our customers’ markets; our ability to comply with various laws and regulations including but not limited to, laws and regulations relating to data protection and data privacy; failure to properly address legal compliance issues, particularly those related to imports/exports, anti-corruption laws, and foreign operations; risks associated with foreign trade policy, including tariffs and global trade conflict; risks associated with litigation or claims against us, including the risk of adverse outcomes to any legal claims and proceedings; our ability to protect or enforce our proprietary rights on which our business depends; third party intellectual property infringement claims; liabilities associated with environmental, health and safety matters; failure to achieve environmental, social and governance goals; failure to realize the value of goodwill and intangible assets; exposure to fluctuations in foreign currency exchange rates; failure to remediate material weaknesses in our internal controls over financial reporting; our level of indebtedness and our ability to comply with the covenants and restrictions contained in our credit agreements; our ability to access funding through capital markets; resales of our securities may cause volatility in the market price of our securities; our organizational documents contain provisions that may discourage unsolicited takeover proposals; our certificate of incorporation includes a forum selection clause, which could discourage or limit stockholders’ ability to make a claim against us; the ability of our subsidiaries to pay dividends; factors relating to our business, operations and financial performance of Vertiv and its subsidiaries, including: global economic weakness and uncertainty; our ability to attract, train and retain key members of our leadership team and other qualified personnel; the adequacy of our insurance coverage; fluctuations in interest rates materially affecting our financial results and increasing the risk our counterparties default in our interest rate hedges; our incurrence of significant costs and devotion of substantial management time as a result of operating as a public company; and other risks and uncertainties indicated in our SEC reports or documents filed or to be filed with the SEC by us and incorporated by reference into this prospectus supplement.

VERTIV HOLDINGS CO

Vertiv is a global leader in critical digital infrastructure for applications in data centers, communication networks, and commercial and industrial environments. As businesses, industries, and communities become more connected, we pioneer and deliver end-to-end power and cooling technologies to help our customers stay resilient, optimized, and future-ready. With our industry-leading innovative technologies and global services network, we are fueling the revolution of the digital world — keeping technology ecosystems running efficiently and without interruption. We believe that Vertiv is supercharging data’s potential; accelerating the pace of technology, raising the bar for accelerated compute and redefining the limits of densification. The world depends on data we power and cool™.

Vertiv has the most complete portfolio of critical digital infrastructure offerings. We design, manufacture, sell, install, maintain, and service critical digital infrastructure technologies and rapidly deployable customized solutions to meet the specific business requirements and needs of a diverse group of customers. Vertiv leads with first-to-market designs engineered for next-gen rack-scale artificial intelligence compute — enabling transformation and scale to stay multiple compute generations ahead. Our global footprint comprises engineering, manufacturing, operations, sales and service locations in more than 40 countries across the Americas, Asia Pacific and Europe, Middle East & Africa. We provide the hardware, software and services to facilitate an increasingly interconnected marketplace of digital systems, where large amounts of indispensable data need to be transmitted, analyzed, processed and stored. Whether this growing quantity of data is managed centrally in hyperscale/cloud locations, distributed at the edge of the network, processed in an enterprise location or managed via a hybrid platform, the underpinnings and operations of all those locations rely on our critical digital infrastructure and services.

Our principal executive offices are located at 505 N. Cleveland Ave., Westerville, Ohio 43082, and our telephone number is (614) 888-0246. Our Internet website address is www.vertiv.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our debt securities involves risk. Before making an investment decision to buy debt securities offered pursuant to this prospectus and any applicable prospectus supplement, in addition to the risks and uncertainties discussed in this prospectus under the caption “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated by reference in this prospectus or deemed to be incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference” below.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of any debt securities offered by this prospectus will be used for general corporate purposes. General corporate purposes may include, without limitation: working capital, acquisitions of or investments in other businesses, capital expenditures, repayment, redemption, repurchase or other refinancing of outstanding debt, repurchases of shares of our common stock or advances to or investments in our subsidiaries. Pending any specific application described in the applicable prospectus supplement, net proceeds may be initially invested in short-term interest-bearing accounts, securities or similar investments.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue from time to time in the form of one or more series of debt securities. We may offer secured or unsecured debt securities which may be senior or subordinated and which may be convertible. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of such prospectus supplement or other offering materials will supersede the information in this prospectus. When used in this description of debt securities, unless otherwise specified or the context otherwise requires, the terms “Vertiv,” the “Company,” “we,” “us” or “our” refer solely to Vertiv Holdings Co, a Delaware corporation, and not to any of its subsidiaries.

The debt securities will be issued under one or more indentures to be entered into between us and one or more trustees at a later date, including debt securities that we may issue under one or more separate indentures to be entered into at a later date between us and U.S. Bank Trust Company, National Association, as trustee. References herein to the “indenture” and the “trustee” refer to the applicable indenture and the applicable trustee pursuant to which any particular series of debt securities is issued. The terms of any series of debt securities will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.” We may issue senior, subordinated and convertible debt securities under the same indenture.

The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the applicable form of indenture and the applicable form of certificate evidencing the debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the indenture or the form of certificate for the debt securities, see “Where You Can Find More Information” in this prospectus. The following summary and the summary in any applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the certificates evidencing the debt securities (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture), which provisions, including defined terms, are incorporated by reference in this prospectus.

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the Company and will rank junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and will be structurally junior to all existing and future indebtedness incurred by our subsidiaries. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

General

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•

if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $2,000 and any $1,000 multiple in excess thereof;

•	whether the debt securities will be convertible and the terms of any conversion provisions;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•

if other than as set forth in an indenture, the events of default and covenants with respect to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•

if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

•	whether any of such debt securities are to be issuable upon the exercise of warrants;

•

if there is more than one trustee or a trustee other than, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent or authenticating agent with respect to such securities;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•

whether the debt securities will be secured by any collateral and, if so, the terms and conditions upon which such debt securities shall be secured and, if applicable, upon which such liens may be subordinated to other liens securing other indebtedness of the Company or any guarantor and may be released;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	whether the debt securities will provide for restrictions on the Company’s ability to declare dividends or require the Company to maintain any asset ratio or to create or maintain reserves;

•	any terms relating to the modification of the debt securities or the right of the debt security holders;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act.

This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless otherwise indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in any prospectus supplement with respect to a series of debt securities, the indenture will specify that we will be permitted to consolidate with or merge into any other entity or transfer or lease our assets substantially as an entirety to any person provided that:

•

we are the surviving person or the successor person (if other than us) is organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes our obligations on the debt securities under the indenture;

•

immediately after giving effect to the transaction no event of default (as defined below), and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•	certain other conditions are met.

Upon compliance with the provisions above, the successor person (if other than us) will succeed to and be substituted for and may exercise every right and power of us under the indenture and outstanding debt securities with the same effect as if such successor person had been the original obligor under the indenture and outstanding debt securities, and thereafter (except in the case of a lease) we will be released from all obligations and covenants under the indenture and outstanding debt securities.

These restrictions will not apply to (1) a merger solely for the purpose of reincorporating or reorganizing in another jurisdiction, or (2) any consolidation, merger, sale, transfer, lease, conveyance or other disposition of assets between or among us and our subsidiaries.

We intend to disclose any additional restrictive covenants for any issuance of series of debt securities in the applicable prospectus supplement.

Events of Default

Unless specified in any prospectus supplement with respect to a series of debt securities, the term “event of default”, with respect to any series of debt securities, means:

•	default in payment of principal of or premium, if any, on any debt security of that series when due, whether at maturity, upon acceleration of maturity or redemption, or otherwise;

•	default for 30 days in payment of interest on the debt securities of that series;

•

default in the performance or breach of any covenant or warranty of ours in the indenture (other than a covenant or warranty for which the consequences of nonperformance or breach are addressed by another event of default), which default or breach continues uncured for a period of 90 days after there has been given to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of debt securities of such series, a written notice specifying such default and stating that such notice is a notice of default under the indenture;

•

a default under any of our other indebtedness (including a default with respect to debt securities of any series other than that series), if (a) such default constitutes a failure to pay principal in excess of $500,000,000 at final maturity after any applicable grace period, or (b) such default has resulted in indebtedness in excess of $500,000,000 becoming or being declared due and payable prior to its stated maturity, and, in either case, such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled, within 45 days after written notice has been given to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of debt securities of that series then outstanding, specifying such default and stating that such notice is a “notice of default” under the indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default set forth in the applicable supplemental indenture, board resolution or officer’s certificate designating the terms of such series of debt securities.

The indenture will provide that, if any event of default with respect to a series of debt securities at the time outstanding, other than an event of default with respect to certain events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the then-outstanding debt securities of such series affected by the event of default, each affected series treated as a separate class, may declare the principal amount of all the debt securities of such series to be due and payable immediately. However, upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the debt securities of that series and certain other specified defaults) may be waived by the holders of not less than a majority in principal amount of the debt securities of such series on behalf of the holders of all of the debt securities of that series. If an event of default arising from certain events of bankruptcy, insolvency or reorganization occurs, the principal of all debt securities of such series will become due and payable without further action or notice.

The indenture will provide that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of a series at the time outstanding, give to the holders of the outstanding debt securities of such series notice of such default if uncured or not waived. However, except in the case of default in the payment of principal of (or premium, if any) or interest on the debt securities of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interest of the holders of the outstanding debt securities of such series. Such notice shall not be given until at least 30 days after the occurrence of a default or breach with respect to outstanding debt securities of such series in the performance of a covenant or warranty in the indenture other than for the payment of the principal of or interest on the debt securities of a series. The term “default” with respect to debt securities of any series for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default as described above.

The trustee will be entitled, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the outstanding debt securities of a series before proceeding to exercise any right or power under the indenture at the request of the holders of such series of debt securities. The indenture will provide that the holders of a majority in principal amount of outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the debt securities of such series, provided that the trustee may decline to act if such direction is contrary to law or the indenture. The indenture will require the trustee to establish a record date for purposes of determining which holders of a series of debt securities are entitled to join in such direction.

No holder of debt securities of a series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default regarding the debt securities of such series;

•

holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have made a written request to the trustee to institute the proceeding and the holder or holders of such series of debt securities have offered indemnity satisfactory to the trustee; and

•

the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with that request, within 60 days after the notice, request and offer.

However, these limitations do not apply to a suit instituted by a holder of debt securities of a series to enforce payment of the principal of or any premium or interest on the debt securities of such series on or after the applicable due date specified in the debt securities of such series.

The indenture will contain a covenant that we will file annually with the trustee a written statement specifying whether, to the best knowledge of the signers, we are in default under the indenture. The trustee shall not be deemed to have knowledge or notice of the occurrence of any default or event of default, unless a responsible trust officer of the trustee shall have received written notice from us or a holder describing such default or event of default, and stating that such notice is a notice of default.

Defeasance

The indenture will provide that, upon satisfaction of the conditions specified in the indenture, we shall be deemed to have paid and discharged the entire indebtedness on all outstanding debt securities of a series and to have satisfied all of our other obligations under the debt securities of such series and the indenture insofar as it relates to the debt securities of such series, except that:

•

the rights of holders of the debt securities of such series to receive, solely from the funds described in clause (a) under “— Conditions to Legal Defeasance and Covenant Defeasance” below, payment of the principal of and premium and interest, if any, on the outstanding debt securities of such series when due;

•

a limited number of other provisions of the indenture, including provisions relating to transfers and exchanges of, and the maintenance of a registrar and paying agent for, the debt securities of such series and the replacement of stolen, lost or mutilated debt securities of such series; and

•	the rights, powers, trusts, duties and immunities of the trustee under the indenture, shall survive such discharge and satisfaction. We sometimes refer to this as “legal defeasance.”

Upon satisfaction of the conditions specified in the indenture, we will be released from our obligations under, and may omit to comply with, the covenants applicable to us under a series of debt securities, and the covenant described above under the heading “Consolidation, Merger and Sale of Assets” and the failure to comply with any such covenants shall not constitute a default or event of default with respect to debt securities of such series. We sometimes refer to this as “covenant defeasance.”

Conditions to Legal Defeasance and Covenant Defeasance. In order to effect legal defeasance or covenant defeasance of debt securities of a series, we must, among other things:

(a)

irrevocably deposit or cause to be deposited with the trustee (or another qualifying trustee) money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide, in the opinion of a nationally recognized independent registered public accounting firm, an amount sufficient to pay and discharge the principal of, and any premium and interest on, the outstanding debt securities of such series on the dates those payments are due (including any redemption date);

(b)

in the case of legal defeasance, deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

(c)

in the case of covenant defeasance, deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

In the event we exercise our option to effect covenant defeasance with respect to debt securities of a series and the debt securities of such series are declared due and payable because of the occurrence of an event of default (including an event of default due to our failure to comply with any covenant that remains in effect following such covenant defeasance), the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the on the dates those payments are due (including a redemption date), but may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

When we use the term “U.S. government obligations,” we mean:

•

securities which are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and which in the case of (a) and (b) are not callable or redeemable at the option of the issuer thereof; and

•

depository receipts issued by a bank or trust company as custodian with respect to any such U.S. government obligations or a specific payment of interest on, or principal of or other amount payable with respect to, such U.S. government obligations held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of interest on or principal of or other amount payable with respect to the U.S. government obligation evidenced by such depository receipt.

Satisfaction and Discharge

The indenture will provide that it will cease to be of any further effect with respect to a series of debt securities if:

•	all outstanding debt securities of such series (subject to certain exceptions) have been delivered to the trustee for cancellation; or

•

all outstanding debt securities of such series not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, have been called for redemption or are to be called for redemption within one year, and we have irrevocably deposited or have caused to be deposited with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide an amount sufficient to pay and discharge the entire indebtedness of the outstanding debt securities of such series for principal of, and any premium and interest on the outstanding debt securities of such series to the date of such deposit (in the case of debt securities of such series which have become due and payable) or to the stated maturity date or redemption date of the debt securities of such series, as the case may be, and, in either case, we also pay or cause to be paid all other sums payable under the indenture by us with respect to the debt securities of such series and satisfy certain other conditions specified in the indenture. We sometime refer to this as “satisfaction and discharge.”

Notwithstanding the satisfaction and discharge of the indenture with respect to a series of debt securities, a limited number of provisions of the indenture shall remain in effect, including provisions relating to transfers and exchanges of, and the maintenance of a registrar and paying agent for, the debt securities of such series and the replacement of stolen, lost or mutilated debt securities of such series.

Modification of the Indenture and Waiver of Covenants

We and the trustee may make certain modifications and amendments to the indenture or the debt securities of a series, without the consent of any holder of any such series of debt securities, including to add covenants and events of default, to cure any ambiguity, omission, mistake, defect, error or inconsistency in the indenture, to conform the indenture or the debt securities of such series to the description thereof contained in the applicable prospectus supplement and this prospectus, to make provisions with respect to other matters and issues arising under the indenture, to reduce the minimum denomination of any series of debt securities, to change the CUSIP or other identifying number of any series of debt securities, to make provisions necessary for the issuance of additional securities of a series upon a reopening of such series, to make any amendments relating to the transfer and legending of a series of debt securities not prohibited by the indenture and to comply with the rules and procedures of any applicable depository, provided that any such provision does not adversely affect the rights of the holders of the debt securities of such series.

Subject to the immediately preceding paragraph, the indenture will contain provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of a series, to enter into supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture affecting the debt securities of such series or modifying the rights of the holders of outstanding debt securities of such series, except that no such supplemental indenture may, without the consent of the holder of each outstanding debt securities of such series, (a) change the stated maturity of the principal of, or any premium or installment of interest on, any debt securities of such series, (b) reduce the principal amount of, or the rate of payment of interest on, any series of debt securities or any premium payable upon redemption of any debt securities of such series or otherwise, (c) reduce the percentage in principal amount of the outstanding debt securities of such series the consent of the holders of which is required for any such supplemental indenture or for waiver of compliance with certain provisions of the indenture or certain defaults thereunder, (d) modify any provision of the indenture dealing with modification and waiver of the indenture with respect to the debt securities of such series, except to increase any applicable percentage of holders of debt securities of such series required for modification or to provide that provisions may not be modified or waived except with the consent of each holder of debt securities of such series or (e) effect certain other changes. The indenture will also permit us to omit compliance with certain covenants in the indenture with respect to debt securities of a series upon waiver by the holders of not less than a majority in principal amount of the outstanding debt securities of such series.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

General

The debt securities may be sold:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	directly to one or more counterparties;

•	through agents;

•	as part of a collaboration with a third party; or

•	in any combination of these methods of sale.

The prospectus supplement for each series of securities we sell will describe, to the extent required, information with respect to that offering, including:

•	the name or names of any agents, dealers or underwriters and the respective amounts underwritten;

•	the terms of the securities being offered, including the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any options under which underwriters may purchase additional securities from us;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the debt securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these debt securities will be subject to conditions and the underwriters will be obligated to purchase all of these debt securities if any are purchased.

The debt securities subject to an underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents and Dealers

We may also sell any of the debt securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

We may also sell debt securities to dealers acting as principals. If we sell our securities to a dealer as a principal, then the dealer may resell those debt securities to the public at varying prices to be determined by such dealer at the time of resale.

Direct Sales

We may sell any of the debt securities directly to purchasers. In this case, we will not engage underwriters, agents or dealers in the offer and sale of the applicable debt securities.

Institutional Purchasers

Further, we may authorize underwriters, agents or dealers to solicit offers by certain types of purchasers to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The debt securities registered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase such securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of such debt securities. We cannot assure you that there will be liquidity in the trading market for any such securities.

LEGAL MATTERS

The validity of the debt securities offered under this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP. Certain legal matters with respect to the validity of the debt securities offered under this prospectus may be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Vertiv Holdings Co appearing in Vertiv Holdings Co’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of Vertiv Holdings Co’s internal control over financial reporting as of December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at http://www.vertiv.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website, and you should not consider it to be a part of this prospectus.

$2,100,000,000

Vertiv Holdings Co

$600,000,000 4.850% Senior Notes due 2036

$500,000,000 5.650% Senior Notes due 2046

$500,000,000 5.800% Senior Notes due 2056

$500,000,000 5.950% Senior Notes due 2066

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

Citigroup

Goldman Sachs & Co. LLC

ING

J.P. Morgan

Wells Fargo Securities

PNC Capital Markets LLC

Deutsche Bank Securities (2036 notes, 2046 notes)

Scotiabank (2056 notes, 2066 notes)

Senior Co-Managers

Deutsche Bank Securities (2056 notes, 2066 notes)

Huntington Capital Markets

Scotiabank (2036 notes, 2046 notes)

Standard Chartered Bank

Co-Managers

Morgan Stanley

MUFG

US Bancorp

February 23, 2026